EXHIBIT 3

Schedule A

Transactions during the past 60 days

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Min	Max
6/17/2026	Purchase	1,716,217	$1.32	$1.195	$1.350
6/17/2026	Purchase	1,100	$1.34	$1.335	$1.340
6/18/2026	Purchase	3,282,683	$1.35	$1.295	$1.350
6/18/2026	Purchase	103,517	$1.35	$1.350	$1.350
6/18/2026	Purchase	600	$1.35	$1.350	$1.350
6/22/2026	Purchase	4,499,883	$1.38	$1.325	$1.400
6/22/2026	Purchase	1,900	$1.39	$1.390	$1.390
6/23/2026	Purchase	394,100	$1.39	$1.350	$1.400
6/23/2026	Purchase	450,000	$1.42	$1.395	$1.430
6/23/2026	Purchase	33,785	$1.37	$1.350	$1.370
6/23/2026	Purchase	400	$1.36	$1.360	$1.360
6/24/2026	Purchase	2,202,275	$1.35	$1.305	$1.370
6/24/2026	Purchase	19,431	$1.37	$1.370	$1.370
6/25/2026	Purchase	1,120,410	$1.39	$1.340	$1.400
6/25/2026	Purchase	6,220	$1.40	$1.380	$1.400
6/26/2026	Purchase	419,140	$1.37	$1.335	$1.400
6/26/2026	Purchase	2	$1.38	$1.380	$1.380
6/29/2026	Purchase	41,150	$1.38	$1.355	$1.390

*The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of shares purchased or sold at each price within the ranges set forth in the table above.